EXHIBIT 99.1

NEWS RELEASE

RANGE PROVED RESERVES INCREASE 29% TO 6.5 TCFE

FORT WORTH, TEXAS, JANUARY 30, 2013…RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that its proved reserves as of December 31, 2012 increased 29% to a record high of 6.5 Tcfe. Range replaced 773% of production in 2012 from drilling (including proved performance revisions). Finding and development costs from all sources, (including acreage and price and performance revisions) are expected to average $0.87 per mcfe, based on preliminary unaudited results for 2012. Drill bit development costs are expected to average $0.68 per mcfe.

For 2012, Range added 1,767 Bcfe of proved reserves through the drill bit. Positive performance revisions added 366 Bcfe despite the Company removing 67 Bcfe of proved undeveloped dry gas reserves that are no longer expected to be drilled within the next five years under current development plans as the Company continues to redirect capital to the Marcellus Shale, the Horizontal Mississippian oil play and other liquids-rich areas of the Company’s portfolio. Price revisions reduced proved reserves by 257 Bcfe. During the year, the Company sold 149 Bcfe of proved reserves. No reserves were added through purchases as the Company did not have any proved property acquisitions in 2012. Production for 2012 totaled 276 Bcfe.

Year-end 2012 proved reserves by volume were 74% natural gas, 22% natural gas liquids and 4% crude oil. Crude oil and NGL reserve volumes increased 64%, while natural gas reserve volumes increased 20%. The percentage of reserves in the proved undeveloped category declined to 47% at year-end 2012, as compared to 52% at year-end 2011. At year-end 2012, Range recorded, on average, a modest 1.2 offset Marcellus drilling locations to its proved undeveloped reserves for each of its proved developed wells in the play. As of year-end 2012, approximately 10% of Range’s Marcellus acreage was classified as proved reserves. Given the results to date of Range and other operators with over 2,000 wells drilled around Range’s acreage, Range believes that substantially all of its Marcellus acreage is highly prospective. In regard to the Utica and Upper Devonian Shales, Range has drilled successful wells in both horizons and will continue to drill additional wells and monitor industry activity. However at year-end 2012 as in 2011 and 2010, Range did not include any Utica or Upper Devonian locations as proved undeveloped reserves.

At year-end 2012, the Company recognized 307 Bcfe of incremental ethane reserves as NGL proved reserves in the Marcellus Shale associated with initial ethane deliveries under contracts commencing in 2013. The remaining Marcellus ethane reserves continue to be included as natural gas reserves until additional ethane contracts commence in 2014 and 2015. As a result, the majority of its ethane volumes are currently left in the natural gas stream and sold on an energy equivalent basis. If ethane recovery were occurring at year-end 2012 for all the ethane deliveries under currently executed contracts, the Company’s estimated proved reserves by volume would have been 7.0 Tcfe, composed of 66% natural gas, 30% NGLs and 4% crude oil. In all geographical areas other than the Marcellus, ethane is normally included in the NGL reserves under customary reporting practices.

As noted above, Range replaced 773% of production from drilling in 2012 including performance revisions. The Company’s estimate of drilling and development costs incurred during 2012 including acreage, exploration and seismic expenses is approximately $1.65 billion which is subject to year-end audit. Included in the $1.65 billion capital spending amount is approximately $190 million for acreage. Finding and development cost from all sources averaged $0.87 per mcfe including price and performance revisions. Drill bit development cost (which excludes price revisions and acreage cost) averaged $0.68 per mcfe.

The Securities and Exchange Commission (“SEC”) rules require that proved reserve calculations be based on the prompt month average prices over the preceding twelve months. For the year-end 2012 reserve evaluation, the benchmark prices were $2.76 per Mmbtu for natural gas and $95.05 per barrel for crude oil (Cushing), representing the simple average of the prices for the first day for each month of 2012. Comparative prices for year-end 2011 were $4.12 per Mmbtu for natural gas and $95.61 per barrel for crude oil (Cushing). Based on these prices adjusted for energy content, quality and basis differentials ($2.75 per Mmbtu, $32.23 per barrel of natural gas liquids and $86.91 per barrel of crude oil, respectively), the pre-tax discounted (10%) present value (“PV10”) of the Company’s proved reserves was $4.0 billion for year-end 2012 compared to $6.1 billion at year-end 2011. The Company’s PV10 value of its proved reserves includes estimated future development costs to develop the proved undeveloped reserves of $3.5 billion. Using the 10-year future strip benchmark prices as of December 31, 2012, the Company’s PV10 value would have been $8.2 billion. The 10-year future strip benchmark prices were $4.84 per Mmbtu and $87.90 per barrel. The comparative prior year PV10 value using 10-year future strip benchmark prices as of December 31, 2011 of $4.90 per Mmbtu and $92.66 per barrel, was $7.4 billion.

SUMMARY OF CHANGES IN PROVED RESERVES

(in Bcfe)

Balance at December 31, 2011	5,054
Extensions, discoveries and additions	1,767
Purchases	—
Performance revisions	366
Price revisions	(257)
Sales	(149)
Production	(276)

Balance at December 31, 2012	6,505

Commenting, Jeff Ventura, Range’s President and CEO, said, “Our 29% increase in proved reserves, 773% drill bit replacement and $0.87 all-in finding cost are outstanding results. Importantly, we achieved double-digit per share, debt-adjusted production and reserve growth for the seventh consecutive year. These results are a reflection of our large inventory of low cost, high return projects. Given the commodity price environment in 2012, and to a greater extent in 2013, we are focusing our capital on our liquids-rich plays. The 64% increase in crude oil and NGL reserves versus the 20% rise in natural gas reserves is a reflection of the solid execution of our capital program. Again for 2013, we expect our growth in liquid reserves will materially outpace the growth in our natural gas reserves. The fact that only 10% of our Marcellus acreage is classified as proved reserves along with our growing oil production from the Horizontal Mississippian play, demonstrates that Range is very well positioned to continue to achieve double-digit production and reserve growth per share at low cost for many years to come.”

Disclosure Statements:

The information in this release is unaudited and subject to revision. Audited and final results will be provided in our Annual Report on Form 10-K for the year ended December 31, 2012 currently planned to be filed with Securities and Exchange Commission by the end of February 2013.

Range has disclosed two primary metrics in this release to measure our ability to establish a long-term trend of adding reserves at a reasonable cost—a reserve replacement ratio and finding and development cost per unit. The reserve replacement ratio is an indicator of our ability to replace annual production volumes and grow our reserves. It is important to economically find and develop new reserves that will offset produced volumes and provide for future production given the inherent decline of hydrocarbon reserves as they are produced. We believe the ability to develop a competitive advantage over other natural gas and oil companies is dependent on adding reserves in our core areas at lower costs than our competition. The reserve replacement ratio is calculated by dividing production for the year into the total of proved extensions, discoveries and additions and proved reserves added by performance as shown in the table.

Finding and development cost per unit is a non-GAAP metric used in the exploration and production industry by companies, investors and analysts. The calculations presented by the Company are based on estimated and unaudited costs incurred excluding asset retirement obligations and divided by proved reserve additions (extensions, discoveries and additions shown in the table) adjusted for the changes in proved reserves for acreage, acquisitions, performance revisions and/or price revisions as stated in each instance in the release. This calculation does not include the future development costs required for the development of proved undeveloped reserves.

The reserve replacement ratio and finding and development cost per unit are statistical indicators that have limitations, including their predictive and comparative value. As an annual measure, the reserve replacement ratio can be limited because it may vary widely based on the extent and timing of new discoveries and the varying effects of changes in prices and well performance. In addition, since the reserve replacement ratio and finding and development cost per unit do not consider the cost or timing of future production of new reserves, such measures may not be an adequate measure of value creation. These reserves metrics may not be comparable to similarly titled measurements used by other companies.

Year-end pre-tax discounted present value may be considered a non-GAAP financial measure as defined by the SEC. We believe that the presentation of pre-tax discounted present value is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account corporate future income taxes and our current tax structure. We further believe investors and creditors use pre-tax discounted present value as a basis for comparison of the relative size and value of our reserves as compared with other companies. Range’s pre-tax discounted present value as of December 31, 2012 may be reconciled to its standardized measure of discounted future net cash flows as of December 31, 2012 by reducing Range’s pre-tax discounted present value by the discounted future income taxes associated with such reserves. This reconciliation will be included in the Company’s Form 10-K.

RANGE RESOURCES CORPORATION (NYSE: RRC) is one of the leading independent oil and natural gas producers in the US. Its operations are primarily focused in the Marcellus Shale in Appalachia and liquids-rich areas of the Southwest. The Company is the largest natural gas liquid producer in Appalachia. The Company pursues an organic growth strategy at low finding costs by targeting the highest rate of return projects within its large inventory of low risk, development drilling opportunities. The Company is headquartered in Fort Worth, Texas. More information about Range can be found at www.rangeresources.com and www.myrangeresources.com.

Except for historical information, statements made in this release, including those relating to finding and development costs in 2012 that are still subject to audit, expected acreage to be reclassified to proved developed, expected timing and volumes of ethane reserves recognized as proved reserves, expected future growth in liquid reserves, expected future growth of production and reserves per share, expected rates of return and future expectation of costs are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of our hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and regulatory changes. Range undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Range’s filings with the Securities and Exchange Commission (“SEC”), which are incorporated by reference.

The SEC permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions as well as the option to disclose probable and possible reserves. Range has elected not to disclose the Company’s probable and possible reserves in its filings with the SEC. Range uses certain broader terms such as “resource potential,” or “unproved resource potential” or “upside” or other descriptions of volumes of resources potentially recoverable through additional drilling or recovery techniques that may include probable and possible reserves as defined by the SEC’s guidelines. Range has not attempted to distinguish probable and possible reserves from these broader classifications. The SEC’s rules prohibit us from including in filings with the SEC these broader classifications of reserves. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. Unproved resource potential refers to Range’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques and have not been reviewed by independent engineers. Unproved resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System and does not include proved reserves. Area wide unproven, unrisked resource potential has not been fully risked by Range’s management. Actual quantities that may be ultimately recovered from Range’s interests will differ substantially. Factors affecting ultimate recovery include the scope of Range’s drilling program, which will be directly affected by the availability of capital, drilling and production costs, commodity prices, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, field spacing rules, recoveries of gas in place, length of horizontal laterals, actual drilling results, including geological and mechanical factors affecting recovery rates and other factors. Estimates of resource potential may change significantly as development of our resource plays provides additional data. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. You can also obtain this Form 10-K by calling the SEC at 1-800-SEC-0330.

SOURCE: Range Resources Corporation

  Investor Contacts:

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  817-869-4258

  David Amend, Investor Relations Manager

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  Laith Sando, Senior Financial Analyst

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  Michael Freeman, Financial Analyst

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  or

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